AGREEMENT
                                    ---------

     This AGREEMENT is dated as of May 10, 2005 by and among RHL Management Corp. ("Seller"), Drs. Paul A.G. Loomans FB ("Purchaser") and Cutler Law Group ("Escrow Agent").

                                    RECITALS:

A. Seller desires to sell in the aggregate 526,087 shares of common stock (the "Shares") of Applied DNA Sciences, Inc. ("APDN" or "Company") to Purchaser;
     and

B. Purchaser desires to purchase the Shares from Seller on the terms and conditions set forth in this Agreement.

     IT  IS  AGREED:

1.     Purchase and Sale of Shares.  Subject to the terms and conditions herein,
       ---------------------------

     Seller hereby agrees to sell the Shares to Purchaser and Purchaser hereby agrees to purchase from Seller in the aggregate 326,087 Shares for a purchase price per share equal to $0.92 USD (the "Initial Purchase Price per Share"), 200,000 Shares for a purchase price per share equal to $1.00 USD (the "Subsequent Purchase Price per Share") for a total aggregate purchase price of $500,000 USD (the "Purchase Price"). The sale of the Shares shall occur in two tranches, an initial tranche of $300,000 and a second tranche of $200,000, as more fully set forth below.

     Purchaser and Seller acknowledge and agree that this agreement is contingent upon the simultaneous execution and delivery by Seller to Purchaser of (i) that certain Stock Option Agreement of even date herewith with respect to the sale of 1,843,071 shares of APDN common stock at an exercise price of $1.00 per share exercisable until June 25, 2005; and (ii) that certain Stock Option Agreement of even date herewith with respect to the sale of 1,880,842 shares of APDN common stock at an exercise price of $1.00 per share exercisable until August 9, 2005.

2.     Delivery  of  Shares.
       --------------------

(a) Seller shall deliver the shares to the Escrow Agent together with appropriate medallion guaranteed stock powers sufficient to transfer the shares into the name or names as designated by Purchaser.

(b) On or before May 11, 2005, Purchaser has delivered $300,000 of the Purchase Price (the "Initial Purchase Price") to the Escrow Agent, via wire transfer of immediately available funds to the Escrow Agent's account set forth on Exhibit "A". Escrow Agent acknowledges receipt into escrow of such funds.

(c) On or before May 25, 2005, Purchaser shall pay $200,000 of the Purchase Price (the "Subsequent Purchase Price") to the Escrow Agent, via wire transfer of immediately available funds to the Escrow Agent's account set forth on Exhibit "A".

3.     Closing.
       -------

(a) The closing of the purchase and sale of the Shares ("Closing") shall take place on two separate dates. The initial closing of 326,087 of the Shares (the "Initial Shares") in consideration for $300,000 of the Purchase Price shall take place upon satisfactory transfer into escrow of the Shares and the Initial Purchase Price (the "Initial Closing Date"). At the Initial Closing, the Escrow Agent shall release the Initial Shares to Purchaser and shall release the Initial Purchase Price to Seller.

(b) The second closing of 200,000 of the Shares (the "Subsequent Shares") in consideration for $200,000 of the Purchase Price shall take place on May 25, 2005 upon satisfactory transfer into escrow of the Shares and the Subsequent Purchase Price (the "Subsequent Closing Date"). At the Subsequent Closing, the Escrow Agent shall release the Subsequent Shares to Purchaser and shall release the Subsequent Purchase Price to Seller.

(c) In the event that the Initial Closing does not take place by the close of business on May 26, 2005, then the Escrow Agent shall return the Purchase Price to the Purchaser and this Agreement shall terminate and be of no further force or effect unless otherwise advised in writing by Purchaser and Seller.

4. Representations of Seller. Seller represents and warrants to Purchaser as follows:

(a) Seller is the record and beneficial owner of, and has good and marketable title to, the Shares, free and clear of all liens, security interests, charges, claims, restrictions and other encumbrances, subject to securities laws restrictions. Seller has not granted to any person or entity any options or other rights to buy, or proxies or other rights to vote, the Shares. No other person or entity has any interest in the Shares of any nature.

(b) Seller has full legal power to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by Seller to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken; and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Seller in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any encumbrance pursuant to, or require the consent of any third party or governmental authority pursuant to any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which Seller is a party or by which Seller (or any of its assets, properties, operations or businesses) may be bound, subject to or affected.

5. Representations of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

(a) Purchaser has full legal power to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by
Purchaser to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken; and this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Purchaser in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any encumbrance pursuant to, or require the consent of any third party or governmental authority.

6. Notices. All notices, requests and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered personally or one day after delivery to a nationally recognized overnight courier for next day early morning delivery, in each case to the addresses set forth on the signature page, or to such other address as shall be specified by like notice.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California without giving effect to principles of conflicts of law.

8. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by all the parties.

10. Counterparts. This Agreement may be signed in counterparts which, taken together, shall constitute one Agreement.

11. Further Assurances. The parties hereto agree to promptly take such steps as may be necessary to effectuate the purposes and intent of this Agreement.

12. Confidentiality. Purchaser and Seller agree to keep this Agreement confidential and not to disclose the terms or any matters relating to this Agreement to anyone other unless required by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLER:

/a/ Richard H. Langley
Print  Name:  RHL  Management  Corp
Address:   8233  Roxbury  Road
           Los  Angeles,  CA  90069
FAX:       (323)  656-8074

PURCHASER:

By:  /s/ Paul A.G. Loomans
Name:  Paul  A.G.  Loomans  FB
Address: Brugstraat  42
         5731  HH  Mierlo,  Netherlands
FAX      00.31.492.430643

ESCROW  AGENT:

Cutler  Law  Group
By: /s/ M. Richard Cutler
Name:  M.  Richard  Cutler
Title:   President
Address: 3206  West  Wimbledon  Drive
         Augusta,  GA  30909
Fax:     (706)  243-4206